Exhibit 35.2
SERVICER COMPLIANCE STATEMENT
Amex Card Services Company
American Express Credit Account Master Trust
Reporting Period January 1, 2006 to December 31, 2006
     The undersigned, a duly authorized officer of Amex Card Services Company (“ACSC”), a wholly-owned subsidiary of American Express Travel Related Services Company, Inc. (“TRS”), pursuant to the Subservicing Agreement dated as of June 1, 2006, (the “Agreement”) between TRS and ACSC, does hereby certify that:
1.	ACSC performs certain servicing procedures on behalf of TRS under the Agreement.

2.	The Undersigned is duly authorized to execute and deliver this Certificate.

3.	A review of ACSC’s activities during the reporting period and of its performance under the Agreement has been made under my supervision.

4.	To the best of my knowledge, based on such review, ACSC has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 22nd day of March, 2007.
AMEX CARD SERVICES COMPANY

By:	/s/ James Bush
Name:	James Bush
Title:	Chairman and President

By:	/s/ Marc Rosenwald
Name:	Marc Rosenwald
Title:	Authorized Signatory